   CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES                EXHIBIT 11

          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)


                                    Six Months Ended       Three Months Ended
                                 ----------------------   --------------------
                                        June 30,                June 30,
                                 ----------------------   --------------------
                                   1993        1992         1993        1992
                                 ---------   ----------   ---------   --------
Primary earnings
 (loss) per
 common share:
  Net Income
   (Loss)                         $(57,929)   $(459,112)   $(22,342) $  2,006
  Dividends on
   Preference
   Shares                           13,875       13,875       6,938     6,938
                                  --------    ---------    --------  --------
  Net Income
   (Loss)
   Applicable to
   Common Stock                   $(71,804)   $(472,987)   $(29,280) $ (4,932)
                                  ========    =========    ========  ========
  Average number of
   common shares
   outstanding                      92,731       92,622      92,769    92,639
                                  ========    =========    ========  ========

  Per share                       $   (.77)   $   (5.10)   $   (.31) $   (.05)
                                  ========    =========    ========  ========

Fully diluted earnings
 (loss) per common share:
  Net Income (Loss)
   Applicable to Common
   Stock                          $(71,804)   $(472,987)   $(29,280) $ (4,932)

  Add income effect, assuming
   conversion of dilutive
   convertible securities              ---         ---          ---       ---
                                  --------    ---------    --------  --------
  Net income (loss) on a
   fully diluted basis
                                  $(71,804)   $(472,987)   $(29,280) $ (4,932)
                                  ========    =========    ========  ========

  Average number of common
   shares outstanding               92,731       92,622      92,769    92,639

  Add common share effect,
   assuming conversion
   of dilutive convertible
   securities                          ---          ---         ---       ---
                                  --------    ---------    --------  --------
  Average number of common
   shares outstanding on
   a fully diluted basis            92,731       92,622      92,769    92,639
                                  ========    =========    ========  ========
  Per share                       $   (.77)   $   (5.10)   $   (.31) $   (.05)
                                  ========    =========    ========  ========



NOTE:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.